                                                                     EXHIBIT 2.1
                                                                     -----------

                               PURCHASE AGREEMENT

            PURCHASE AGREEMENT, dated as of October 7, 1999 (the "Agreement"), by and between United Insurance Company of America, an Illinois insurance company ("Seller"), and Ceres Group, Inc., a Delaware corporation ("Purchaser").

            WHEREAS, except for directors' qualifying shares, Seller is the owner of all of the outstanding shares of capital stock of The Pyramid Life Insurance Company, a Kansas stock insurance company ("Pyramid") all of such outstanding shares (including directors' qualifying shares) being referred to herein as the Shares; and

            WHEREAS, Purchaser desires to purchase, and Seller desires to sell or cause to be sold to Purchaser, all of the Shares of Pyramid, subject to the terms and conditions of this Agreement;

            NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

            SECTION 1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined):

            (a) Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, all Shares held by Seller, and

            (b) Seller shall cause all directors of Pyramid holding directors' qualifying Shares to deliver to Purchaser certificates evidencing all such Shares, duly endorsed in blank or with accompanying stock powers duly executed in blank, in each case free and clear of all options, pledges, security interests, liens or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than restrictions imposed by Federal or state securities laws, the insurance laws of the State of Kansas and by Pyramid's articles of incorporation and by-laws in the case of the directors' qualifying Shares. Upon completion of the Closing, Purchaser shall own all of the Shares.

            SECTION 1.2 PURCHASE PRICE. On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall pay to Seller an amount equal to $67,500,000 less the Pre-Closing Dividend amount paid to Seller by Pyramid immediately prior to Closing as contemplated by Section 6.2(h) below (the "Purchase Price") by wire transfer of immediately available funds to an account or accounts designated by Seller.

            SECTION 1.3 CLOSING.

            (a) The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Seller in Chicago, Illinois on a date not later than the second business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI hereof or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

            (b) At the Closing, Seller shall deliver or cause to be delivered to
Purchaser: (i) stock certificates evidencing all Shares (including directors' qualifying Shares) duly endorsed in blank or accompanied by stock powers duly executed in blank, and (ii) all other previously undelivered certificates and other documents required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

            (c) At the Closing, Purchaser shall deliver to Seller: (i) the Purchase Price by wire transfer in immediately available funds to an account or accounts designated by Seller, and (ii) all other previously undelivered certificates and other documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            Seller represents and warrants to Purchaser, at and as of the date hereof and again at and as of the Closing Date, as follows:

            SECTION 2.1 ORGANIZATION.

            (a) Pyramid is a stock insurance corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be so organized, existing and in good standing or to have such power and authority would not have a Pyramid Material Adverse Effect (as hereinafter defined). Pyramid is duly qualified or licensed to do business and is in good standing in each jurisdiction listed in Section 2.1 of the written schedule delivered by Seller to Purchaser at or prior to the execution of this Agreement and attached hereto (the "Disclosure Schedule"). Pyramid transacts no business directly or indirectly in any jurisdiction other than those enumerated in Section 2.1 of the Disclosure Schedule, except where the failure to be so licensed or qualified would not have a Pyramid Material Adverse Effect. As used in this Agreement, "Pyramid Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, assets, financial condition or operations of Pyramid, taken as a whole; PROVIDED, HOWEVER, that, the effects of changes that arise from or are generally applicable to the life and health insurance markets in which Pyramid operates or the United States economy, shall in each case be excluded from the determination of a Pyramid Material Adverse Effect; and PROVIDED, FURTHER, that any adverse effect on Pyramid resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of a Pyramid Material Adverse Effect.

            (b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller has all corporate power and authority to own the Shares, to carry on its business as it is now being conducted, and to enter into and carry out its obligations under this Agreement.

            SECTION 2.2 CAPITALIZATION/SUBSIDIARIES.

            (a) Section 2.2 of the Disclosure Schedule sets forth the authorized, issued and outstanding capital stock of Pyramid. Each of the outstanding shares of capital stock of Pyramid is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. The Shares constitute all of the issued and outstanding capital stock of Pyramid. There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Seller or Pyramid or any Pyramid director owning qualifying Shares to issue, transfer or sell any shares of capital stock or other equity interest in Pyramid or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Pyramid to repurchase, redeem or otherwise acquire any capital stock of Pyramid, or (iii) voting trusts or similar agreements to which Seller or Pyramid or any Pyramid director owning qualifying Shares is a party with respect to the voting of the capital stock of Pyramid.

            (b) Pyramid has no subsidiaries. Pyramid is not a partner, shareholder or joint venturer in any entity, except to the extent related to the investment activities of Pyramid in the ordinary course of business as disclosed in Pyramid's statutory financial statements described in Section 2.6 of this Agreement.

            SECTION 2.3 OWNERSHIP OF STOCK. Seller has all corporate power, right and authority to own the Shares. Seller has good title to the Shares (except the qualifying directors' Shares). The Shares are owned by Seller (or, in the case of directors' qualifying Shares, by Pyramid's directors) free and clear of all Encumbrances, other than restrictions imposed by Federal and state securities laws, the insurance laws of the State of Kansas and by Pyramid's articles of incorporation and by-laws in the case of directors' qualifying Shares. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than restrictions noted in the preceding sentence. The certificates representing the Shares do not contain any restrictive legend or reference to any agreement.

            SECTION 2.4 AUTHORIZATION; VALIDITY OF AGREEMENT. Seller has full power and authority to execute and deliver this Agreement and, except for delivery of directors' qualifying Shares, to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, has been duly authorized by all necessary corporate action, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due and valid authorization, execution and delivery hereof by Purchaser) is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            SECTION 2.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for: (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (b) matters specifically described in Section 2.5 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will require on the part of Seller or Pyramid any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or government agency (a "Governmental Entity"); except for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not have a Pyramid Material Adverse Effect and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement. Except as disclosed in Section 2.5 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will: (i) violate any provision of the articles of incorporation or by-laws of Seller or Pyramid, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller or Pyramid is a party or by which their properties or assets may be bound, or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Seller or Pyramid or any of their properties or assets, except in each case for such violations, breaches or defaults as would not have a Pyramid Material Adverse Effect and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

            SECTION 2.6 FINANCIAL STATEMENTS.

            (a) Seller has delivered to Purchaser copies of audited statutory financial statements of Pyramid as of and for the years ended December 31, 1997 and 1998, and unaudited financial statements as of and for the quarters ended March 31, 1999 and June 30, 1999 as filed with the Kansas Insurance Department (collectively, the "SAP Financial Statements"). The SAP Financial Statements were prepared in conformity with accounting practices prescribed or permitted by the State of Kansas ("SAP"). Each of the balance sheets included in the SAP Financial Statements fairly presents in all material respects the financial position of Pyramid as of its date, and each of the statements of operations included in the SAP Financial Statements fairly presents in all material respects the results of operations of Pyramid for the period therein set forth, in each case in accordance with SAP. Each of the SAP Financial Statements (i) was timely filed with the insurance regulatory authorities in each of the jurisdictions listed in Section 2.1 of the Disclosure Schedule, and (ii) were true, complete and correct in all material respects when and as filed. All Assessments (as hereinafter defined) against Pyramid that relate to events occurring or business done prior to the Closing Date have been paid or properly reserved on the books and records of Pyramid. The amounts reserved by Pyramid for any estimated Assessments that have not been finalized and satisfied have been computed in all material respects in accordance with SAP and sound reserving practices, consistently applied; PROVIDED that the foregoing representation does not and is not intended to constitute in any way a representation or guaranty as to the adequacy or sufficiency of such reserves. For purposes of this Agreement, the term "Assessments" means all guaranty fund and other residual market assessments required by any Governmental Entity to be paid by Pyramid.

            (b) Notwithstanding any other provision of this Agreement (including Sections 2.6, 2.7 and 2.17), Seller makes no representation or warranty that the insurance reserves of Pyramid for future insurance policy benefits, losses, claims and expenses are adequate or sufficient and nothing in this Agreement is intended to, or shall be construed to, provide a guaranty of the adequacy or sufficiency of such reserves as shown in the SAP Financial Statements.

            SECTION 2.7 NO UNDISCLOSED LIABILITIES. As of June 30, 1999, Pyramid had no material liabilities or obligations except: (a) as disclosed in Section
2.7 of the Disclosure Schedule, (b) liabilities and obligations reflected in the interim unaudited balance sheet of Pyramid as of June 30, 1999 included in the SAP Financial Statement for the quarter then ended, and (c) liabilities and obligations incurred in the ordinary course of business that are not required to be reflected in a balance sheet prepared in accordance with SAP (assuming the same application of SAP as was used in preparing the SAP Financial Statements) and that would not, individually or collectively, have a Pyramid Material Adverse Effect.

            SECTION 2.8 ABSENCE OF CERTAIN CHANGES. Except as: (a) disclosed in the SAP Financial Statements, (b) disclosed in Section 2.8 of the Disclosure Schedule, or (c) contemplated by this Agreement, since June 30, 1999, Pyramid has not: (i) suffered any change constituting a Pyramid Material Adverse Effect;
(ii) amended its articles of incorporation or by- laws; (iii) split, combined or reclassified the Shares or issued additional Shares; (iv) declared or set aside or paid any dividend or other distribution with respect to the Shares, (v) made any material changes in the compensation or benefits of Pyramid's employees other than changes made in the ordinary course of business, or (vi) materially changed its accounting principles, practices or methods, except as required by SAP or applicable law.

            SECTION 2.9 EMPLOYEE BENEFIT PLANS; ERISA.

            (a) Section 2.9(a) of the Disclosure Schedule sets forth a list of all material employee benefit plans, programs and agreements, (including but not limited to plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained, participated in, contributed to, or obligated to be contributed to by Pyramid, or by any trade or business, whether or not incorporated , which together with Pyramid, would be deemed a single employer within the meaning of Section 4001(b)(1) of ERISA (an "ERISA Affiliate") for the benefit of employees of Pyramid ("Benefit Plans").

            (b) With respect to each Benefit Plan, Seller has made available to Purchaser complete copies of all existing plan documents (including all amendments thereto) and, where applicable, the most recent summary plan description, all other material employee communications and the most recent Internal Revenue Service determination letter, if any, relating to such Benefit Plan.

            (c) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except where the failure to so administer such plan would not reasonably be expected to have a Pyramid Material Adverse Effect.

            (d) Except as disclosed in Section 2.9(d) of the Disclosure Schedule, neither Pyramid nor any ERISA Affiliate sponsors or contributes to, and has not within the six (6) years preceding the Closing, sponsored or contributed to or has had an obligation to contribute to a "multiemployer plan," as defined in Section 3(37) of ERISA, and no Benefit Plan provides medical or death benefits with respect to current or former employees of Pyramid beyond their termination of employment other than (i) to the extent required by applicable law, (ii) death benefits under any "pension plan" (as defined in Section 3(2) of ERISA) or (iii) benefits the full cost of which is borne by the current or former employees (or their beneficiaries). Neither Pyramid nor any ERISA Affiliate maintains, has established, or has participated in within the six (6) years preceding the Closing, a "multiple employer welfare arrangement," as defined in Section 3(40)(A) of ERISA.

            (e) As of the last valuation date prior to the date hereof, the market value of assets under each Benefit Plan which is subject to Title IV of ERISA (other than any multiemployer plan) is not less than the present value of all liabilities thereunder determined for purposes of the minimum funding requirements of Section 412 of the Code and Statement of Financial Accounting Standards No. 87.

            SECTION 2.10 LITIGATION. Any and all litigation, actions, suits and proceedings involving Pyramid as of the date of this Agreement are listed in
Section 2.10 of the Disclosure Schedule. Except as disclosed in Section 2.10 of the Disclosure Schedule, as of the date of this Agreement there is no action, suit or proceeding pending or, to the knowledge of Seller or Pyramid, threatened, involving Seller or any of Seller's affiliates (as hereinafter defined) by or before any arbitrator or Governmental Entity or by any third party that (i) challenges the validity of or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or (ii) is reasonably likely to have a Pyramid Material Adverse Effect. As used in this Agreement, an "affiliate" of, or a person "affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. For purposes of the foregoing definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

            SECTION 2.11 NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS.

            (a) Pyramid is not in default or violation of any term, condition or provision of: (i) its articles of incorporation or by-laws; (ii) any of its Material Agreements (as hereinafter defined); (iii) any statute, law, rule, regulation, judgment, decree, order, arbitration award, or Permit (as hereinafter defined) applicable to Pyramid including, without limitation, laws, rules and regulations relating to the environment, occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious or sex discrimination, excluding from the foregoing clauses
(ii) and (iii), defaults or violations which would not reasonably be expected to have a Pyramid Material Adverse Effect. Except as set forth in Section 2.11(a) of the Disclosure Schedule, Pyramid has not received any written notice from any Governmental Entity alleging any violation of the type described in clause (iii) above or directing Pyramid to take any remedial action, in any case which has not been settled or otherwise finally resolved or which would reasonably be expected to have a Pyramid Material Adverse Effect.

            (b) Pyramid has been duly authorized by all applicable state insurance regulatory authorities to issue the insurance policies that it is currently writing in the respective states in which it conducts its business, except for authorizations the failure to have which would not, individually or in the aggregate, have a Pyramid Material Adverse Effect. Pyramid has all other material licenses, permits, consents, approvals and authorizations of any Governmental Entity ("Permits") necessary to conduct its business in the manner and in the jurisdictions in which it is presently being conducted, and all such Permits are valid and in full force and effect, except where the failure to have such a Permit or the invalidity or ineffectiveness thereof would not, individually or in the aggregate, have a Pyramid Material Adverse Effect.

            SECTION 2.12 TAXES.

            Except as disclosed in Section 2.12 of the Disclosure Schedule:

            (a) Pyramid has: (i) timely filed or caused to be filed all Tax Returns (as hereinafter defined) required to be filed by it for all fiscal periods ended before the Closing Date, and all such returns were true, correct and complete in all material respects when filed, and (ii) paid or accrued (in accordance with SAP) all Taxes (as hereinafter defined) shown to be due on such Tax Returns other than such Taxes that are being contested in good faith by Pyramid.

            (b) There are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of Pyramid or any consolidated Tax Return in which Pyramid has joined.

            (c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Pyramid and no written notice of any claim for Taxes, whether pending or threatened, has been received.

            (d) Pyramid is not a party to any agreement providing for the allocation or sharing of Taxes and is not otherwise liable or obligated to indemnify any person or entity with respect to any Taxes.

            (e) There are no liens for Taxes upon the assets of Pyramid which are not provided for in the SAP Financial Statements.

            (f) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, gross income, net income, gross receipts, premium, privilege, excise, real or personal property, sales, withholding, employment, unemployment, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (including, without limitation, any state or local government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

            SECTION 2.13 PROPERTIES USED IN BUSINESS. Pyramid has sufficient title, leaseholds or rights to all real and tangible personal property used by it to conduct its business as currently conducted in all material respects.
Section 2.13 of the Disclosure Schedule lists all real property owned or leased by Pyramid (the "Real Property"). All tangible personal property used by Pyramid in conducting its business has been adequately maintained for its continued use, reasonable wear and tear excepted.

            With respect to the Real Property:

            (a) there is no pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and Pyramid has not received any written notice, and has no knowledge, that any such proceeding is contemplated;

            (b) except as disclosed in Section 2.13 of the Disclosure Schedule, there are no Material Agreements (as defined in Section 2.15 below) which affect any portion of the Real Property. With respect to any such contract, following Purchaser's written request delivered to Seller,

Seller shall, and shall cause Pyramid to, use its reasonable best efforts to cancel the contract or cause it to be so amended that it may be unilaterally cancelled by Purchaser after Closing upon not more than 30 days' written notice without penalty to Purchaser;

            (c) except as disclosed in Section 2.13 of the Disclosure Schedule, no work has been performed or is in progress by Pyramid at, and no materials have been furnished to, the Real Property which would give rise to any material Encumbrances against the Real Property;

            (d) except as disclosed in Section 2.13 of the Disclosure Schedule, there are no parties in possession of the Real Property or any part thereof other than Pyramid, and no party has been granted any license, lease or other right relating to the use or possession of the Real Property;

            (e) to Seller's and Pyramid's knowledge, there are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the Real Property, and no written notice of any such violation has been received by Pyramid from any Governmental Entity, except for any such violations which would not reasonably be expected to have a Pyramid Material Adverse Effect; and

            (f) the Real Property is currently zoned for its current use and Pyramid has received no notice of any alleged zoning violations.

            SECTION 2.14 INTELLECTUAL PROPERTY. Pyramid did not and does not utilize any patent, trademark, tradename, service mark, copyright, trade secret, know-how, or software material to Pyramid's operations as currently conducted except for those listed on Section 2.14 of the Disclosure Schedule (the "Pyramid Intellectual Property"), all of which are either owned or properly licensed by Pyramid and, in the case of Pyramid Intellectual Property owned by Pyramid, such ownership is free and clear of any and all Encumbrances. To the knowledge of Seller and Pyramid, Pyramid does not infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another. Pyramid is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, tradename, service mark, copyright, or trade secret. To the knowledge of Seller and Pyramid, no present or former employee of Pyramid and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefor, or in any trade secret, which Pyramid owns, possesses or uses in its operations as now or heretofore conducted. Section 2.14 of the Disclosure Schedule lists all material confidentiality or non-disclosure agreements to which Pyramid or any of Pyramid's employees is a party which relates to the business or operations of Pyramid. Pyramid has such ownership of or such rights by license, lease or other agreement to the Pyramid Intellectual Property as is necessary to permit it to conduct its business as currently conducted, except where the failure to have such rights would not have a Pyramid Material Adverse Effect.

            SECTION 2.15 CONTRACTS. Seller has delivered or made available to Purchaser or will make available to Purchaser during the On-Site Period (as defined in Section 4.2) copies of all written Material Agreements (as hereinafter defined). Except as set forth in
Section 2.15 of the Disclosure Schedule, each Material Agreement is in full force and effect and, to the knowledge of Seller and Pyramid, is valid and enforceable by Pyramid in accordance with its terms. Except as set forth in
Section 2.15 of the Disclosure Schedule, Pyramid is not in default in the observance or the performance of any term or obligation to be performed by it under any Material Agreement except for such defaults the effect of which, individually or in the aggregate, would not have a Pyramid Material Adverse Effect. To the knowledge of Seller and Pyramid, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Agreement. As used in this Agreement, "Material Agreement" shall mean each agreement, arrangement, instrument, bond, commitment, franchise, indemnity, indenture, lease, license or understanding to which Pyramid is a party or to which any of its properties is subject, that: (i) obligates Pyramid to pay an amount in excess of $75,000 in any twelve-month period beginning after December 31, 1998; (ii) provides for the extension of credit by or to Pyramid in excess of $75,000; (iii) provides for a guaranty by Pyramid of obligations of others in excess of $75,000; (iv) constitutes an employment agreement, severance agreement or personal service contract not terminable on less than sixty (60) days' notice without penalty; (v) constitutes a reinsurance agreement or treaty under which Pyramid is a reinsured or is the reinsurer, or (vi) expressly limits, in any material respect, the ability of Pyramid to engage in any line of business, compete with any person or expand the nature or geographic scope of its business. Notwithstanding the foregoing, the term "Material Agreement" does not include insurance policies issued by, or agreements with insurance agents and brokers entered into by, Pyramid in the ordinary course of business.

            SECTION 2.16 LABOR MATTERS. Pyramid is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Seller or Pyramid, threatened against Pyramid.

            SECTION 2.17 RESERVES. All insurance reserves reflected in the SAP Financial Statements have been computed in all material respects in accordance with SAP and in accordance with sound loss reserving principles, consistently applied; PROVIDED that the foregoing representation does not and is not intended to constitute in any way a representation or guaranty as to the adequacy or sufficiency of the insurance reserves of Pyramid.

            SECTION 2.18 INSURANCE PRODUCERS. Section 2.18 of the Disclosure sets forth a summary description of the compensation arrangements in place on the date of this Agreement with Pyramid's insurance agents, managers, brokers and other producers, which summary is true and complete in all material respects. Seller has provided to Purchaser copies of each form of agreement in place on the date of this Agreement between Pyramid and its insurance producers.

            SECTION 2.19 CERTIFICATES OF AUTHORITY. Section 2.19 of the Disclosure Schedule lists all active licenses (including, without limitation, licenses and Certificates of Authority from insurance regulatory authorities ), permits or authorizations to transact the business of insurance (the "Certificates of Authority," and each a "Certificate of Authority"), and sets forth the lines of insurance which are permitted to be written with respect to each such Certificate of Authority. Except as otherwise described in Section 2.19 of the Disclosure Schedule, no Certificate of Authority identified in such Schedule has been revoked, restricted, suspended, limited or modified nor is any Certificate of Authority the subject of, nor to the knowledge of Seller or Pyramid is there a reasonable basis for, a proceeding for revocation, restriction, suspension, limitation or modification, nor, to the knowledge of Seller or Pyramid, has any such proceeding been threatened by any licensing authority, nor is Pyramid operating under any formal or informal agreement or understanding with any insurance regulatory authority which restricts its authority to do business or to take, or refrain from taking, any action.

            SECTION 2.20 RELATED PARTY TRANSACTIONS. Except as disclosed in
Section 2.20 of the Disclosure Schedule, Pyramid has made no loans to any of its officers, directors or employees or the officers, directors or employees of any affiliate (as defined in Section 2.10) of Pyramid which remain outstanding nor has Pyramid entered into any contract, commitment or understanding with Seller or any affiliate of Seller for the purchase or sale of property or services or reinsurance from or to Seller or any affiliate of Seller or any such director, officer or employee.

            SECTION 2.21 YEAR 2000 READINESS.

            (a) "Year 2000 Problem" shall mean the failure of computer hardware, software or equipment containing embedded microchips used by Pyramid in the operation of its business (collectively, "Systems") to process dates or time periods occurring after December 31, 1999 at least as effectively and reliably as such Systems process dates or time periods occurring before January 1, 2000, including the making of leap year calculations.

            (b) Seller has reviewed Pyramid's operations with a view towards assessing whether its Systems are vulnerable to a Year 2000 Problem. Seller has taken all actions necessary and committed resources adequate to assure that Pyramid's Systems are free of Year 2000 Problems that could cause a Pyramid Material Adverse Effect. Seller has a reasonable basis to believe that no Year 2000 Problem will cause a Pyramid Material Adverse Effect. Pyramid has inquired of its principal suppliers as to the Year 2000 readiness of such suppliers and has made or will make available to Purchaser copies of any written responses received from such suppliers regarding their readiness; provided that, nothing herein shall be construed as a representation or warranty by Seller or Pyramid as to the Year 2000 readiness of any such supplier.

            SECTION 2.22 BROKERS OR FINDERS. Neither Seller nor Pyramid has retained or engaged any agent, broker, finder, investment banker, financial advisor or other similar firm or person in connection with any of the transactions contemplated by this Agreement.

            SECTION 2.23 INSURANCE; REINSURANCE; CLAIMS AND SERVICE AGREEMENTS.

            (a) Section 2.23(a) of the Disclosure Schedule contains a complete and correct list of all types of insurance policy products material to Pyramid's current operations issued by Pyramid on or after January 1, 1994 and currently in force or currently issuable by Pyramid. Seller has made or will make available to Purchaser complete and correct copies of all forms of insurance policy products material to Pyramid's current operations together with all forms of endorsements used in connection with such forms.

            (b) Section 2.23(b) of the Disclosure Schedule contains a complete and correct list of all reinsurance agreements to which Pyramid is a party. Copies of all such reinsurance agreements have been or will be made available to Purchaser.

            (c) Section 2.23(c) of the Disclosure Schedule contains a complete and correct list of all claims and service administration agreements to which Pyramid is a party. Copies of all such claims and service administration agreements have been or will be made available to Purchaser.

            (d) No default of or breach by Pyramid or, to the knowledge of Seller and Pyramid, by any other party under any such reinsurance agreement or claims and service administration agreement has occurred and, to the knowledge of Seller and Pyramid, no basis currently exists for the declaration of any default or termination right thereunder, except for agreements that, prior to the Closing Date, have or will have expired by their terms or have been terminated in accordance with this Agreement, and, to the knowledge of Seller and Pyramid, each party to such reinsurance agreement was, at the date each reinsurance agreement was executed and delivered, and is currently solvent and financially capable of fulfilling its obligation thereunder.

            (e) Pyramid has not written any insurance policy or coverage that does not comply in all material respects with any terms and conditions set forth for such insurance in the reinsurance agreement or agreements, if any, pursuant to which such policy or coverage is reinsured. Pyramid has not written any insurance policy or coverage that has not been reinsured, at least in part, pursuant to a reinsurance agreement identified in Section 2.23(b) of the Disclosure Schedule, except where the failure to so reinsure would not have a Pyramid Material Adverse Effect.

            SECTION 2.24 ENVIRONMENTAL MATTERS. Except as disclosed in Section
2.24 of the Disclosure Schedule, Pyramid has conducted and is conducting its business in compliance in all material respects with all applicable federal, state and local laws, regulations and requirements currently in force relating to the protection of the environment ("Environmental Laws") and there is no pending, or to the knowledge of Seller, threatened, civil or criminal litigation, written notice of violation, or administrative proceeding relating to such Environmental Laws involving Pyramid which would reasonably be expected to have a Pyramid Material Adverse Effect. There is no condition existing with respect to the release, emission, discharge or presence of hazardous substances in connection with the business of Pyramid or any of the properties currently or previously owned by Pyramid which would have a Pyramid Material Adverse Effect. Pyramid has received all approvals, consents, licenses, and permits with respect to environmental matters necessary to carry on its business substantially as currently conducted, other that any such approvals, consents, licenses or permits the failure of which to receive would not, individually or in the aggregate, have a Pyramid Material Adverse Effect.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to Seller, at and as of the date hereof and again at and as of the Closing Date, as follows:

            SECTION 3.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

            SECTION 3.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings, and no other corporate action on the part of Purchaser or its shareholders is necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser (and assuming due and valid authorization, execution and delivery hereof by Seller) is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


            SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for: (a) filings pursuant to the HSR Act, (b) approvals or consents of Governmental Entities under insurance holding company laws of the State of Kansas, (c) filings of such pre-acquisition notifications as may be required in certain states, and (d) matters specifically described in the written schedule delivered by Purchaser to Seller at or prior to the execution of this Agreement and attached hereto (the "Purchaser's Consent Schedule"), neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will require on the part of Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity. Except as described in Purchaser's Consent Schedule, neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will: (i) violate any provision of the articles of incorporation or by-laws of Purchaser; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation that is material to Purchaser and to which Purchaser is a party or by which its properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Purchaser or any of its properties or assets; or (iv) except in the case of clauses (ii) and (iii) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain which would not materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

            SECTION 3.4 ACQUISITION FOR INVESTMENT. Purchaser is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

            SECTION 3.5 FINANCING. Purchaser has sufficient funds available to it to finance the purchase of the Shares as contemplated by this Agreement.

            SECTION 3.6 BROKERS OR FINDERS. Neither Purchaser or any of its subsidiaries or affiliates has retained or engaged any agent, broker, finder, investment banker, financial advisor or other similar firm or person in connection with any of the transactions contemplated by this Agreement, except for Philo Smith & Co., Inc., whose fees and expenses will be paid by Purchaser in accordance with Purchaser's agreement with such firm.

            SECTION 3.7 EXCLUSIVITY OF SELLER'S REPRESENTATIONS. In entering into this Agreement, Purchaser acknowledges and agrees that: (i) Seller makes no representations or warranties relating in any way to Pyramid or the Shares except as specifically set forth in Article II and the related Disclosure Schedule and neither Seller, Pyramid, nor any of their affiliates, nor any persons acting on their behalf, has made or is authorized to make any other representations or warranties; and (ii) neither Seller, Pyramid nor any of their affiliates shall be liable to Purchaser in contract, tort or otherwise for any information supplied to Purchaser or any statements made to Purchaser except for information or statements contained in Article II and the Disclosure Schedule subject, in each case, to the limitations and requirements for indemnification contained in this Agreement.

                                   ARTICLE IV
                                    COVENANTS

            SECTION 4.1 INTERIM OPERATIONS OF PYRAMID. Seller covenants and agrees that, except: (i) as contemplated by this Agreement, (ii) as disclosed in the Disclosure Schedule, or (iii) with the prior written consent of Purchaser, after the date hereof and prior to the Closing Date:

            (a) the business of Pyramid shall be conducted only in the ordinary and usual course;

            (b) Pyramid will not amend its articles of incorporation or by-laws;

            (c) Pyramid will not: (i) split, combine or re-classify the Shares;
(ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares; (iii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Shares; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

            (d) Pyramid will not: (i) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend in any material respect any existing employee benefit plan sponsored by it, except as may be required by applicable law, or (ii) increase any compensation, award or pay any bonuses or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers, directors or employees, except for normal compensation increases in the ordinary and usual course of business and the payment of cash bonuses to employees pursuant to and consistent with existing plans or practices;

            (e) except as may be required or contemplated by this Agreement or in the ordinary and usual course of business, Pyramid will not acquire, sell, lease or dispose of any assets which in the aggregate are material to Pyramid;

            (f) Pyramid will not: (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person except in the ordinary and usual course of business consistent with past practice in an amount not material to Pyramid; (iii) make any material loans, advances or capital contributions to, or investments in, any other person other than in the ordinary and usual course of business consistent with past practice; (iv) pledge or otherwise encumber the Shares; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material Encumbrance of any kind with respect to any such asset;

            (g) Pyramid will not: (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than purchases of marketable securities in the ordinary course of business); (ii) authorize or make any new capital expenditures in excess of $50,000 in the aggregate except for those capital expenditures already planned or committed to on the date of this Agreement and which are listed in Section 4.1(g) of the Disclosure Agreement; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

            (h) Pyramid will not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

            (i) Pyramid will not materially change any of the accounting methods used by it unless required by SAP or applicable law;

            (j) except for the settlement in the ordinary course of its business of claims made under insurance policies issued or assumed by Pyramid, Pyramid will not settle or compromise any claim or litigation, which after insurance reimbursement is material to Pyramid, without the prior written consent of Purchaser, which consent will not be unreasonably withheld;

            (k) neither Seller nor Pyramid will authorize or enter into an agreement to do any of the foregoing;

            (l) the Real Property will be reasonably maintained in at least as good a condition and state of repair as existing on the date hereof;

            (m) Pyramid will not enter into any Material Agreement with respect to the operation or maintenance of any portion of the Real Property; and

            (n) Pyramid will not create any material Encumbrance with respect to the Real Property in any manner whatsoever.

            SECTION 4.2 ON-SITE DUE DILIGENCE.

            Purchaser acknowledges that it has performed a preliminary due diligence review of Pyramid based on documents and other information supplied to Purchaser by Seller's ultimate parent company, Unitrin, Inc. ("Unitrin"). In order to permit Purchaser the opportunity to perform a confirmatory due diligence investigation at Pyramid's offices, for a period of fifteen (15) business days after the date of this Agreement (the "On-Site Period"), Seller shall cause Pyramid to afford Purchaser's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours to Pyramid's offices, employees, properties, contracts, commitments, books and records and to use all reasonable efforts to cause Pyramid's representatives to furnish promptly to Purchaser such additional financial and operating data and other information as to Pyramid's businesses and properties as Purchaser or its duly authorized representatives may from time to time reasonably request; PROVIDED, HOWEVER, that nothing herein shall require Seller or Pyramid to disclose any information to Purchaser if such disclosure would be in violation of applicable laws or regulations of any Governmental Entity. Unless otherwise required by law and until the Closing Date, Purchaser will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between Unitrin and Purchaser, entered into on April 20, 1999 (the "Confidentiality Agreement"). During the On-Site Period, Purchaser shall have reasonable access to the Real Property for the purpose of inspecting the condition of the Real Property. In this connection, Purchaser's inspection rights shall include performing soil tests, environmental tests or audits, structural or mechanical inspections and such other inspections as Purchaser may reasonably require. Seller shall make available to Purchaser (i) copies of the most recent tax statements from all taxing authorities having jurisdiction over the

Real Property, (ii) copies of all Material Agreements and leases which affect any portion of the Real Property, and (iii) copies of any site plans, surveys, soil studies, and plans and specifications of any kind in Pyramid's possession. At the conclusion of the On-Site Period, unless expressly objected to in a written notice delivered by Purchaser to Seller within five (5) business days after the end of the On-Site Period, Purchaser will be deemed: (i) to have been afforded reasonable access to the books, records, personnel, facilities and other things reasonably related to the Shares and the business and affairs of Pyramid; (ii) to have been given a reasonable opportunity to ask questions relating to the Shares and the business and affairs of Pyramid and to receive answers thereto; and (iii) to be satisfied with the results of its due diligence review of the Shares and the business and affairs of Pyramid. In the event that Purchaser delivers a timely written objection to any of the foregoing to Seller, then the following procedures shall apply. If Purchaser's objection relates to matters described in clauses (i) or (ii) above, then the On-Site Period shall be extended for up to an additional five (5) business days to allow Purchaser to complete its confirmatory due diligence to its reasonable satisfaction. If Purchaser's objection relates to the results of its confirmatory due diligence, Purchaser's sole and exclusive remedy shall be as provided in Section 7.1(d) to the extent applicable. Notwithstanding the foregoing, a reasonable number of days shall be added to the On-Site Period to the extent warranted by the subject matter of any notice given by Seller to Purchaser pursuant to Section 4.7 hereof.

            SECTION 4.3 TAX MATTERS.

            (a) TAX RETURNS. Seller shall prepare and file, or cause to be prepared and filed, on a timely basis and in a manner consistent with prior returns, all Tax Returns (and any amendments thereto) of Pyramid for taxable periods ending on or before the Closing Date. Purchaser shall prepare and file, or cause Pyramid to prepare and file, all Tax Returns (and any amendments thereto) for taxable periods ending after the Closing Date.

            (b) SELLER INDEMNIFICATION. Seller shall be liable for, and shall indemnify and hold Purchaser and/or Pyramid harmless against, all Taxes of Pyramid payable for any taxable year or taxable period ending on or before the Closing Date, but only to the extent such Taxes exceed the amount of Taxes that have been reserved for in the SAP books and records of Pyramid as of the Closing Date. To appropriately apportion any income taxes relating to any taxable year beginning before (and ending after) the Closing Date, the parties hereto shall apportion such income taxes to the taxable period ending on or before the Closing Date by a closing of Pyramid's books consistent with its past practice for reporting items, except that exemptions, allowances or deductions that are calculated on a time basis, such as the deduction for depreciation, shall be apportioned on a time basis. To appropriately apportion any non-income taxes relating to any taxable year beginning before (and ending after) the Closing Date, the parties hereto shall apportion such non-income taxes to the taxable period ending on or before the Closing Date as follows: (w) premium taxes shall be accrued based on statutory premium recorded in the SAP books and records of Pyramid, (x) AD VALOREM Taxes (including, without limitation, real and personal property taxes) shall be accrued on a monthly basis over the period for which such taxes are levied, or if it cannot be determined over the period such taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such taxes, (y) all Taxes relating to actions outside the ordinary course of business occurring on or after the Closing on the Closing Date shall be apportioned to the period ending after the Closing Date, and (z) franchise and other privilege taxes not measured by income shall be accrued on a monthly basis over the period to which the privilege relates.

            (c) PURCHASER INDEMNIFICATION. Except as otherwise provided in (a) above, the Purchaser and Pyramid shall be liable for, and shall indemnify and hold Seller and its affiliates harmless against, any and all Taxes imposed on Pyramid relating or apportioned to any taxable year or portion thereof ending after the Closing Date.

            (d) REFUNDS OR CREDITS. Purchaser or Pyramid shall promptly pay to Seller any refunds or credits (including interest thereon) relating to Taxes for taxable periods ending on or prior to the Closing Date, but only to the extent any such refund or credit exceeds the amount of Taxes that have been recorded in the SAP books and records of Pyramid as of the Closing Date. For purposes of this Section (c), the terms "refund" and "credit" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset. Receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request of Seller, Purchaser shall prepare and file, or cause to be prepared and filed, all claims for refunds relating to such Taxes; PROVIDED, HOWEVER, that Purchaser shall not be required to file such claims for refund to the extent such claims for refund would have a Pyramid Material Adverse Effect in future periods or to the extent the claims for refund relate to a carryback of an item. Purchaser shall be entitled to all other refunds and credits of Taxes; PROVIDED, HOWEVER, it will not allow the amendment of any Tax Return relating to any Taxes for a period (or portion thereof) ending on or prior to the Closing Date or the carryback of an item to a period ending prior to Closing without Seller's prior written consent.

            (e) MUTUAL COOPERATION. As soon as practicable, but in any event within 30 days after either Seller's or Purchaser's request, as the case may be, Purchaser shall deliver to Seller or Seller shall deliver to Purchaser, as the case may be, such information and other data relating to the Tax Returns and Taxes of Pyramid and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Seller, Purchaser or Pyramid to satisfy their accounting or Tax requirements. From and after the Closing until the applicable statute of limitations has expired, Purchaser and Seller shall, and shall cause their affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this Section 4.3(e). After the applicable statute of limitations has expired (taking into account any agreements with any taxing authorities to extend said period), Purchaser or Seller may dispose of such information, books and records, provided that prior to such disposition, Purchaser or Seller shall give the other party prior written notice of its intent to dispose and the opportunity to take possession of such information, books and records. If Seller is responsible for filing an income tax return which requires the signature of an officer of Pyramid, Seller shall present a completed version of such return for the signature of the officer and shall supply any support for such return the officer may reasonably request. Such officer shall sign the return and deliver it to Seller not later than five (5) days after Seller's delivery to such officer of the completed return and any requested support for such return.

            (f) CONTESTS. Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Seller is or may be liable under this Agreement, Purchaser shall, if informed of such an assertion, promptly inform Seller, and Seller shall have the right to control any resulting proceedings (at its sole expense) and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller may be liable under the Agreement, PROVIDED, HOWEVER, should a settlement increase the amount of Taxes owed by Pyramid for taxable periods ending after the Closing Date, then Seller must receive the consent of Purchaser prior to consummating any such settlement, which consent shall not be unreasonably withheld. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable under this Agreement, Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Seller are liable under this Agreement.

            (g) RESOLUTION OF DISAGREEMENTS BETWEEN SELLER AND PURCHASER. If either Seller or Purchaser disagrees as to the amount of Taxes for which it may be liable under this Agreement, it shall promptly consult the other party to resolve such dispute. If any such point of disagreement cannot be resolved within 60 days of the date of the initial consultation, Seller and Purchaser shall within 10 days after such 60-day period jointly select a nationally recognized independent public accounting firm other than KPMG LLP, Ernst & Young or any other such firm then serving as the principal auditing firm for either Seller or Purchaser (the "Accounting Firm"), to act as an arbitrator to resolve, within 60 days after its selection, all points of disagreement concerning Tax matters with respect to this Agreement and presented to such Accounting Firm at the time of its selection. If the parties cannot agree on the selection of the Accounting Firm within such ten-day period, then the parties shall request the American Arbitration Association to select an Accounting Firm that so far as possible otherwise satisfies the requirements set out in this paragraph. All fees and expenses of the Accounting Firm (and, if necessary, the fees and expenses of the American Arbitration Association) in rendering a decision hereunder shall be borne equally by the parties.

            (h) SURVIVAL OF OBLIGATIONS. The obligations of the parties set forth in this Section 4.3 shall be unconditional and absolute, and shall remain in effect indefinitely subject to applicable statutes of limitation.

            (i) PRE-CLOSING DIVIDEND TAX REIMBURSEMENT. In addition to the Purchase Price, Purchaser shall pay to Seller $ 272,500 on the Closing Date, representing the estimated amount of Taxes payable by Seller pursuant to Section 805(a)(4)(D) of the Code as a result of the Pre- Closing Dividend. Purchaser shall pay such amount to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller.

            (j) TAX TREATMENT OF REINSURANCE TRANSACTION. For Tax purposes, both Seller and Purchaser shall treat the Reinsurance Transaction described in Sections 4.6 and 6.3(e) of this Agreement as occurring on the calendar day immediately following the Closing Date in a manner consistent with Section 1.1502-76(b)(1)(ii)(B) of the Code.

            SECTION 4.4 EMPLOYEE MATTERS.

            (a) Purchaser agrees to give any Pyramid employees whom Purchaser elects not to retain in the employ of Pyramid following the Closing Date reasonable advance notice of their intended termination dates, but in no event less than 30 days' notice, and Purchaser further agrees to comply with all applicable "plant closing" and other laws governing the termination of employees. Purchaser will provide severance benefits in accordance with the schedule of severance benefits attached hereto and made a part hereof to all terminated Pyramid employees, with the exception of any such terminated Pyramid employees who become employed directly by Unitrin on the Closing Date.

            (b) With respect to any employee benefits that are provided after the Closing Date to Pyramid's employees under any of the employee benefit plans, programs, policies and arrangements, including vacation policies, of Purchaser or its affiliates ("Purchaser Plans"), service accrued by Pyramid's employees during their employment by Pyramid prior to the Closing Date shall be recognized by Purchaser for purposes of determining eligibility and vesting in Purchaser Plans, but not for purposes of benefit accruals thereunder. Purchaser shall cause each Purchaser Plan to waive: (i) any preexisting condition restriction which was waived under the terms of any analogous Benefit Plan immediately prior to the Closing, or (ii) waiting period limitation which would otherwise be applicable to a Pyramid employee on or after the Closing to the extent such Pyramid employee had satisfied any similar waiting period limitation under an analogous Benefit Plan prior to the Closing. Pyramid employees shall also be given credit for any deductible or co-payment amounts paid in respect of the Benefit Plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any Purchaser Plan for which deductibles or co-payments are required. For purposes of this Agreement, "Pyramid employees" shall include those Pyramid employees who, as of immediately prior to the Closing Date, are on lay-off, disability or leave of absence, paid or unpaid.

            (c) Effective upon Closing, Seller shall cause Pyramid to terminate its participation in all employee benefit plans sponsored or maintained by any affiliate of Pyramid, including the Unitrin, Inc. Pension Plan, the Unitrin 401K Savings Plan and appropriate welfare benefit plans.

            (d) Following the Closing: (i) Seller shall indemnify and hold Purchaser and its ERISA Affiliates harmless against all Losses (as defined in Section 5.1(a) ) arising under or with respect to any Benefit Plan, including Losses arising out of or due to any inaccuracy of any representation or the breach of any warranty arising under Section 2.9, and for any failure to comply with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Benefit Plan, in each case to the extent such Losses arise out of events or circumstances that occur on or prior to the Closing Date; and (ii) Purchaser shall indemnify and hold Seller and its ERISA Affiliates harmless against all Losses arising under or with respect to any Benefit Plan, and for any failure to comply with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Benefit Plan, in each case to the extent such Losses arise out of events or circumstances that occur after the Closing Date. For purposes of clause (ii) of the preceding sentence, Benefit Plan and ERISA Affiliate shall be determined by taking into account the change in ownership of Pyramid resulting from the transaction contemplated by this Agreement.

            (e) The obligations of the parties set forth in this Section 4.4 shall be unconditional and absolute, and shall remain in effect indefinitely subject to applicable statutes of limitation.

            SECTION 4.5 PUBLICITY. Neither Purchaser nor Seller nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by law.

            SECTION 4.6 APPROVALS AND CONSENTS; COOPERATION.

            (a) The parties hereto shall use all reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all Permits and third-party consents necessary or advisable to consummate the transactions contemplated by this Agreement, and each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Purchaser and Seller shall have the right to review in advance, and shall consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller, Pyramid or Purchaser, as the case may be, and any of their respective affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other party a copy of each material notice, order, opinion and other item or correspondence received by such filing party from any Governmental Entity in respect of any such application (except for any confidential portions thereof). If necessary to (i) complete Purchaser's financing of the Purchase Price or (ii) permit payment of the Pre-Closing Dividend and/or Post-Closing Dividend, Purchaser shall request approval from the Kansas Insurance Department on a timely basis for a reinsurance transaction between Pyramid and Reassurance Company of Hannover or such other reinsurer(s) as is reasonably acceptable to Seller (the "Reinsurance Transaction"). The Reinsurance Transaction will be structured to: (i) take effect immediately following the Closing, (ii) provide coinsurance of not more than 45% of Pyramid's policies in force as of the Closing Date and not more than 20% of policies issued by

Pyramid after the Closing Date, (iii) provide for a transfer of not more than 49% of Pyramid's assets to such reinsurer(s), and (iv) provide for a ceding commission payable to Pyramid of up to $11 million on an after-tax basis.

            (b) Seller and Purchaser shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any other Governmental Entity in connection therewith.

            (c) Without limiting the generality of the foregoing, within 20 business days after the date hereof, Purchaser shall make a Form A filing with the Kansas Insurance Department with respect to the transactions contemplated hereby. Purchaser shall promptly make any and all other filings and submissions of information with state insurance departments which are required or requested by such insurance departments to obtain the approvals required by such insurance departments to consummate the transactions contemplated hereby. Seller agrees to furnish or to cause Pyramid to furnish Purchaser with such information and reasonable assistance as Purchaser may reasonably request in connection with its preparation of such Form A filing and other filings or submissions. Purchaser shall keep Seller fully apprised of its actions with respect to all such filings and submissions and shall provide Seller with copies of such Form A filing and other filings or submissions in connection with the transactions contemplated by this Agreement, provided that Seller shall keep confidential any portions of such filings indicated by Purchaser as confidential.

            (d) Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

            SECTION 4.7 UPDATES BY SELLER. Seller shall give prompt notice to Purchaser of: (i) the occurrence of any event or circumstance that constitutes a Pyramid Material Adverse Effect, (ii) the occurrence or failure to occur of an event that would cause any condition to the consummation of the transactions contemplated by this Agreement not to be satisfied, (iii) any notice or other communication received by Seller or Pyramid relating to a default or event which, with notice or lapse of time or both, would become a default under any Material Agreement, and (iv) any matter which, if it had occurred prior to the date of this Agreement, would have been required to be included in the Disclosure Schedule.

            SECTION 4.8 FURTHER ASSURANCES. Each party hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

            SECTION 4.9 INTERCOMPANY AGREEMENTS AND BALANCES. Except as otherwise expressly provided in this Section 4.9, as of or prior to the Closing, other than with respect to Taxes, Seller shall (i) settle, or cause to be settled, all intercompany balances between Pyramid, on the one hand, and Seller and any of Seller's other affiliates, on the other hand, and (ii) terminate, or cause to be terminated, each contract between Pyramid, on the one hand, and Seller and any of Seller's other affiliates, on the other hand. Notwithstanding the foregoing, Purchaser acknowledges that Pyramid currently administers the group medical benefits program for Seller's parent company, Unitrin, and its subsidiaries, and additionally performs accounting services for the Worksite Products Division of Seller. Purchaser agrees that, for a period beginning at Closing and ending December 31, 2000, it will cause Pyramid to continue such benefit administration and accounting services on the same basis and for the same charges as prior to the Closing. With respect to such benefit administration and accounting services after Closing, Purchaser shall, and shall cause Pyramid to, cooperate with Unitrin and use its reasonable best efforts in facilitating Unitrin's transition of these functions to another service provider prior to December 31, 2000.

            SECTION 4.10. GAAP FINANCIAL STATEMENTS. Within thirty (30) business days after the date of this Agreement, Seller shall cause to be prepared and delivered to Purchaser annual financial statements for Pyramid based upon generally accepted accounting principles for the years ended December 31, 1998, 1997 and 1996 (the "GAAP Financial Statements") and the independent auditors' report issued by KPMG LLP relating to such GAAP Financial Statements. Within five (5) business days of Seller's delivery of the GAAP Financial Statements and auditors' report to Purchaser, Purchaser shall reimburse Seller for all costs and expenses reasonably incurred by Seller in connection with the preparation of the GAAP Financial Statements and auditors' report, including, without limitation, the fees and expenses charged by KPMG LLP. Such reimbursement obligation shall survive any termination of this Agreement. Notwithstanding anything contained in this Section 4.10, Purchaser acknowledges and agrees that no representation or warranty is or shall be made by Seller with respect to the GAAP Financial Statements or any auditors' report or any information contained therein whatsoever.

            SECTION 4.11. COVENANT NOT TO NEGOTIATE SALE OF PYRAMID. During the period between the date of this Agreement and the Closing Date, unless the Agreement is otherwise terminated pursuant to Section 7.1 below, neither Pyramid nor Seller will (i) solicit, initiate, encourage or accept the submission of any proposal or offer from any person or party relating to the acquisition of Pyramid or a substantial portion of the assets of Pyramid, or the Shares from Seller, whether directly or indirectly, or any merger, consolidation or similar transaction or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or party to do or seek any of the foregoing. During such period, unless this Agreement is otherwise terminated, Seller will notify Purchaser immediately if any person or party makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

            SECTION 4.12. CERTAIN ENVIRONMENTAL REMEDIATION. With respect to Pyramid's home office facility in Mission, Kansas identified in Section 2.13 of the Disclosure Schedule, Seller shall cause Pyramid to use its best efforts to effect prior to Closing the removal and disposal of all (i) spray-applied fireproofing material containing asbestos located in the Mechanical and Boiler Rooms and (ii) thermal system insulation containing asbestos located in the Supply Room.

                                    ARTICLE V
                                 INDEMNIFICATION

            SECTION 5.1 INDEMNIFICATION. None of the provisions of this Section
5.1 shall apply to the claims, obligations, liabilities, covenants and representations under Section 4.3 or 4.4, which shall be governed solely by the terms thereof.

            (a) INDEMNIFICATION BY SELLER. Subject to the limits and other requirements set forth in this Section 5.1, Seller agrees to indemnify, defend and hold Purchaser and Pyramid, and their respective officers, directors, agents and affiliates, harmless from and in respect of any and all liabilities, obligations, losses, damages, costs and reasonable expenses including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals (collectively, "Losses"), that they may incur arising out of or due to (i) any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement or the Disclosure Schedule and (ii) any litigation commenced within one (1) year after the Closing Date in which Pyramid is named as a party defendant and which arises solely out of the market conduct practices of Seller and its other life and health insurance company affiliates in connection with the sale of insurance policies not issued by Pyramid.

            (b) INDEMNIFICATION BY PURCHASER. Subject to the limits and other requirements set forth in this Section 5.1, Purchaser agrees to indemnify, defend and hold Seller, its officers, directors, agents and affiliates, harmless from and in respect of any and all Losses that they may incur arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement.

            (c) SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations and warranties contained in Article II and
Article III shall survive the Closing Date and will remain in full force and effect thereafter for a period of one year from the Closing Date except for the representations and warranties contained in Section 2.3, which shall survive the Closing Date indefinitely. The covenants contained in Article IV shall survive the Closing Date and will remain in full force and effect for a period of one year from the Closing Date except as otherwise specifically provided in Article
IV. All other agreements and undertakings in this Agreement shall survive the Closing Date indefinitely.

            (d) LIMITATIONS. Regardless of anything to the contrary contained in this Agreement: (i) neither party shall be entitled to recover from the other party under this Section 5.1 unless and until the total of all claims for Losses with respect to any inaccuracy of any representations or the breach of any warranties, covenants, undertakings or other agreements exceeds $500,000 and then only for the amount by which such claims for Losses exceed $500,000; (ii) neither party shall be entitled to recover from the other party more than the Purchase Price in the aggregate pursuant to this Section 5.1, and (iii) neither party shall be obligated to indemnify the other party for any consequential, incidental or punitive damages sustained by such other party. Seller's indemnification obligations under
Section 5.1(a) shall be subject to the financial limitations set forth in this
Section 5.1(d), irrespective of whether the Losses covered by such indemnification meet the definition of a "Pyramid Material Adverse Effect" as set forth in Section 2.1.

            (e) NOTICE AND OPPORTUNITY TO DEFEND. If there occurs an event that a party asserts is an indemnifiable Loss pursuant to Section 5.1(a) or 5.1(b), the party seeking indemnification (the "Indemnitee") shall notify the other party obligated to provide indemnification (the "Indemnifying Party") promptly but in all cases within the applicable survival period specified in Section 5.1(c). If such event involves any claim or the commencement of any action or proceeding by a third person, the Indemnitee will permit the Indemnifying Party to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee and, after notice to the Indemnitee of the Indemnifying Party's election to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by Indemnitee in connection with the defense thereof. The Indemnitee will cooperate fully with the Indemnifying Party and its counsel in the defense against any such claim, action or proceeding. The Indemnitee shall have the right to participate at its own expense in the defense thereof but in no event shall an Indemnifying Party be liable for any settlement effected by the Indemnitee without its consent.

            (f) ADJUSTMENT FOR INSURANCE AND TAXES. The amount which an Indemnifying Party is required to pay to, for or on behalf of an Indemnitee pursuant to this Section 5.1 shall be adjusted (including, without limitation, retroactively): (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee or any of its affiliates in reduction of the related indemnifiable Loss (the "Indemnifiable Loss"), and (ii) to take account of any tax benefit realized as a result of any Indemnifiable Loss. If an Indemnitee or any of its affiliates shall have been indemnified under this Section 5.1 in respect of an Indemnifiable Loss and shall subsequently receive insurance proceeds or realize any tax benefit in connection with such Indemnifiable Loss, then the Indemnitee shall promptly notify the Indemnifying Party of the amount and nature of such proceeds and benefits and pay to the Indemnifying Party the amount of such insurance proceeds or tax benefit but in no event more than the amount previously received by the Indemnitee under this Section 5.1 in respect of the Indemnifiable Loss.

            (g) Each Indemnitee shall be obligated to use all reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification hereunder, and the Indemnifying Party shall not be required to make any payment to an Indemnitee in respect of such Loss to the extent such Indemnitee failed to comply with the foregoing obligation.

            (h) Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the payment relates; provided, however, that until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee's rights against such third party. Without limiting the generality of any other provision hereof, each Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.

            (i) Neither Seller nor Purchaser shall have any right to set-off any Losses against any payments to be made by such party or parties pursuant to this Agreement, except as otherwise expressly provided herein.

            (j) Following the Closing, the indemnification provided for in
Section 5.1 hereof shall be the sole and exclusive remedies of Seller and Purchaser and their respective officers, directors, employees, affiliates, agents, representatives, successors and assigns for any inaccuracy of any representation or any breach of any warranty, covenant, undertaking or other agreement contained in this Agreement (except for the covenants contained in Sections 4.3 and 4.4, which are separately governed by the terms thereof) and neither Seller nor Purchaser shall be entitled to a recission of this Agreement or to any further rights or remedies of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise) all of which Seller and Purchaser hereby waive, provided nothing herein is intended to waive any claims for intentional fraud.

                                   ARTICLE VI
                                   CONDITIONS

            SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The obligations of Seller, on the one hand, and Purchaser, on the other hand, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

            (a) no arbitrator or Governmental Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the sale and transfer of the Shares by Seller to Purchaser under this Agreement;

            (b) any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

            (c) all authorizations, approvals or consents required to permit the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, except where the failure to have obtained any such authorizations, approvals or consents would not have a Pyramid Material Adverse Effect; and

            (d) each of Pyramid and Seller's affiliate, Unitrin Services Company -- Unitrin Data Systems division ("USC"), shall have executed a written agreement under which USC will provide computer and data processing services to Pyramid for a period of time following the Closing, and such agreement shall be mutually satisfactory to Purchaser and Seller in all respects.

            SECTION 6.2 CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

            (a) the representations and warranties of Seller in this Agreement that are not qualified as to materiality shall be true in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need to be true in all material respects only as of such date or with respect to such period);

            (b) the representations and warranties of Seller in this Agreement that are qualified as to materiality shall be true in all respects as of the Closing Date as if made at and as of such time (except for representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need to be true in all respects only as of such date or with respect to such period);

            (c) Seller shall have performed in all material respects the obligations hereunder required to be performed by it at or prior to the Closing Date;

            (d) Pyramid shall not have suffered any Pyramid Material Adverse Effect;

            (e) Each member of Pyramid's board of directors shall have tendered his resignation as a director in writing, effective as of the Closing;

            (f) Purchaser shall have received a certificate signed by the President or a Vice President of Seller, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a), (b), (c) and (d) of this
Section 6.2 have been satisfied, PROVIDED THAT, the officer signing such certificate shall not be personally liable for its contents;

            (g) Pyramid shall have secured written consents or waivers under, or amendments of, all Material Agreements requiring any such consents, waivers or amendments as the result of the transfer of the Shares pursuant to this Agreement, all in a manner reasonably satisfactory in form and substance to Purchaser in order to permit the consummation of the transactions contemplated by this Agreement without adversely affecting the rights of Pyramid under any such Material Agreement unless, in the reasonable opinion of Purchaser, any such adverse effects, considered in the aggregate, would not result in a Pyramid Material Adverse Effect;

            (h) Seller shall have obtained the approval of the Kansas Insurance Department for Pyramid to pay an extraordinary dividend immediately prior to Closing in an amount up to $ 25,000,000 (the "Pre-Closing Dividend"), and such Pre-Closing Dividend shall have been paid to Seller; and

            (i) Purchaser shall have obtained the approval of the Kansas Insurance Department for Pyramid to pay an extraordinary dividend immediately after the Closing (the "Post-Closing Dividend") in the amount of $10,000,000, PROVIDED, HOWEVER, that in the event (x) such approval either is not obtained or is for a lesser dividend amount, and (y) Purchaser has other funding resources reasonably available to it which, together with the Post-Closing Dividend (if any), are capable of providing funds equal to or in excess of $10,000,000, such approval of the Post- Closing Dividend shall not be a condition to the obligations of Purchaser hereunder.

            SECTION 6.3 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following further conditions:

            (a) the representations and warranties of Purchaser in this Agreement that are not qualified as to materiality shall be true in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need to be true in all material respects only as of such date or with respect to such period);

            (b) the representations and warranties of Purchaser in this Agreement that are qualified as to materiality shall be true in all respects as of the Closing Date as if made at and as of such time (except for representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need to be true in all respects only as of such date or with respect to such period);

            (c) Purchaser shall have performed in all material respects all of the obligations hereunder required to be performed by Purchaser, at or prior to the Closing Date;

            (d) Seller shall have received a certificate signed by the President or a Vice President of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a), (b) and (c) of this Section 6.3 have been satisfied, PROVIDED THAT, the officer signing such certificate shall not be personally liable for its contents; and

            (e) If the Reinsurance Transaction is necessary to complete Purchaser's financing of the Purchase Price or is necessary to permit payment of the Pre-Closing Dividend and/or Post- Closing Dividend, (i) the structure of the Reinsurance Transaction shall be reasonably satisfactory to Seller in all respects, (ii) Purchaser shall have obtained the Kansas Insurance Department's approval of the Reinsurance Transaction, if required, and (iii) and such approval shall be reasonably satisfactory to Seller in all respects.

                                   ARTICLE VII
                                   TERMINATION

            SECTION 7.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

            (a)  by the mutual consent of Seller and Purchaser;

            (b)  by Seller or Purchaser;

                    (i) if the Closing shall not have occurred on or prior to February 15, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7. l(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or

                    (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

            (c) by Seller if Purchaser: (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein, or (y) breaches its representations and warranties in any material respect such that the conditions set forth in Section 6.1 or Section
6.3 would not be satisfied; PROVIDED, HOWEVER, that if any such breach is curable by Purchaser through the exercise of its best efforts and for so long as Purchaser shall be using its best efforts to cure such breach, the Seller may not terminate this Agreement pursuant to this Section 7.1(c) as a result of such breach; or

            (d) by Purchaser if Seller: (x) breaches or fails in any material respect to perform or comply with any of their material covenants and agreements contained herein, or (y) breaches its representations and warranties in any material respect and such breach would have a Pyramid Material Adverse Effect, in each case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; PROVIDED, HOWEVER, that if any such breach is curable by Seller through the exercise of Seller's best efforts and for so long as Seller shall be using its best efforts to cure such breach, Purchaser may not terminate this Agreement pursuant to this Section 7.1(d) as a result of such breach.

            SECTION 7.2 PROCEDURE FOR AND EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

            (a) each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

            (b) all confidential information received by any party hereto with respect to the business of any other party or its subsidiaries or affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

            (c) neither party to this Agreement will have any liability under this Agreement to the other except: (i) as stated in subparagraphs (a) and (b) of this Section 7.2, (ii) as stated in Section 4.10 above, (iii) for any willful breach of any provision of this Agreement, and (iv) as provided in the Confidentiality Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

            SECTION 8.1 GOVERNING LAWS AND CONSENT TO JURISDICTION. The laws of the State of Illinois (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois and the Federal courts of the United States of America located in the State of Illinois (and the Illinois State and Federal courts having jurisdiction over appeals therefrom) in respect of the transactions contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

            SECTION 8.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein.

            SECTION 8.3 NOTICES. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered: (a) by hand or by Federal Express or a similar overnight courier, (b) by United States certified mail as evidenced by a signed return receipt, or (c) by facsimile transmission as evidenced by a machine-generated printout indicating successful transmission of the entire document (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), to the party for whom intended at the address or fax number set forth below (or at such other address or fax number for a party as shall be specified by like notice, PROVIDED, HOWEVER, that any notice of change of address or fax number shall be effective only upon receipt):

            (a)  if to Purchaser, to:

                        Ceres Group, Inc./Central Reserve Life Insurance Company 17800 Royalton Road
                        Strongsville, Ohio  44136

                        Telephone No.: (440)572-2400
                        Fax No.: (440)572-4500
                        Attention: Billy Hill, Esq.

            with a copy to:

                        Polsinelli, White, Vardeman & Shalton
                        700 West 47th Street, Suite 1000
                        Kansas City, Missouri  64112

                        Telephone No.: (816)753-1000
                        Fax No.: (816)753-1536
                        Attention: Frank J. Ross, Jr., Esq.

            (b)  if Seller, to:

                        United Insurance Company of America
                        c/o Unitrin, Inc.
                        One East Wacker Drive
                        Chicago, Illinois  60601

                        Telephone: (312)661-4600
                        Fax: (312) 661-4941
                        Attention: General Counsel

            SECTION 8.4  INTERPRETATION.

            (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any vice president or chief financial officer and any officer superior to any of the foregoing, of the referenced party. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 7, 1999. As used in this Agreement, the term "business day" means a day, other than a Saturday or a Sunday, on which banking institutions in the City of Chicago are required to be open. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            (b) The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

            (c) Headings are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

            SECTION 8.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

            SECTION 8.6 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement and the Disclosure Schedule (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) except as expressly provided herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            SECTION 8.7 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            SECTION 8.8 SERVICE OF PROCESS. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.1 hereof in any such action or proceeding by mailing copies thereof by certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

            SECTION 8.9 ASSIGNMENT. Except as otherwise expressly provided in this Section, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Purchaser may assign its right to acquire the Shares to a wholly owned subsidiary of Purchaser, but Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

            SECTION 8.10 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby is consummated.

            SECTION 8.11 WAIVERS. Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by such other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

UNITED INSURANCE COMPANY OF AMERICA

By: /s/ Donald G. Southwell
    ------------------------------------
Name: Donald G. Southwell
     -----------------------------------
Title: President
      ----------------------------------

CERES GROUP, INC.

By: /S/ Peter W. Nauert
    ------------------------------------
Name: Peter W. Nauert
     -----------------------------------
Title: Chairman and Ceo
      ----------------------------------

ANNEX A -- INDEX OF DEFINED TERMS (not part of Agreement)

            Defined in
            TERMS SECTION

Affiliate.......................................................2.10
            Agreement...................................................Preamble
            Benefit Plans...............................................2.9(a)
            Business day................................................8.4(a)
            Closing Date................................................1.3(a)
            Closing.....................................................1.3(a-c)
            Code........................................................2.9(c)
Confidentiality Agreement.......................................4.2
            Disclosure Schedule.........................................2.1
Encumbrances....................................................1.1(b)
            ERISA Affiliate.............................................2.9(a)
            ERISA.......................................................2.9(a)
            Governmental Entity.........................................2.5
            HSR Act.....................................................2.5
            Indemnifiable Loss..........................................5.1(f)
            Indemnifying Party..........................................5.1(e)
            Indemnitee..................................................5.1(e)
            Losses......................................................5.1(a)
            Material Agreement..........................................15
            Permits.....................................................2.11(b)
Post-Closing Dividend...........................................6.2(i)
Pre-Closing Dividend............................................6.2(h)
            Purchase Price..............................................1.2
            Purchaser...................................................Preamble
Purchaser's Consent Schedule....................................3.3
            Purchaser Plans.............................................4.4(b)
Reinsurance Transaction.........................................4.6
            SAP.........................................................2.6(a)
SAP Financial Statements........................................2.6(a)
            Pyramid Intellectual Property...............................2.14
            Pyramid.....................................................
            Recitals
            Pyramid Material Adverse Effect.............................2.1
            Shares......................................................
            Recitals
            Tax Return..................................................12(f)
            Taxes.......................................................2.12(f)